AGREEMENT AND PLAN OF MERGER

                                    among

                       BALTIC INTERNATIONAL USA, INC.,

                            B-L MERGER SUB, INC.

                                     and

                                LYNKTEL, INC.



                        Dated as of November 6, 2001



                              TABLE OF CONTENTS

ARTICLE 1:   GENERAL DEFINITIONS                                              1
1.1          Affiliate                                                        1
1.2          Best Knowledge                                                   1
1.3          Control                                                          1
1.4          Exchange Act                                                     2
1.5          Governmental Authority                                           2
1.6          Governmental Requirement                                         2
1.7          Legal Requirements                                               2
1.8          Person                                                           2
1.9          Exhibit                                                          2
1.10         Section                                                          2
1.11         Securities Act                                                   2
1.12         Taxes                                                            2
ARTICLE 2:   THE MERGER                                                       3
2.1          The Merger                                                       3
2.2          Closing and Closing Date                                         3
2.3          Effective Time of the Merger                                     3
ARTICLE 3:   APPROVALS                                                        3
3.1          Baltic Board of Director Approvals                               3
3.2          Baltic Shareholder Approval                                      3
3.3          Baltic Shareholders Meeting                                      4
3.4          LynkTel Approvals                                                4
3.5          Dissenter Rights                                                 4
ARTICLE 4:   CONVERSION OR CANCELLATION OF SHARES                             4
4.1          Conversion or Cancellation of Shares                             4
4.2          Stock Options                                                    5
4.3          Surrender and Payment                                            5
4.4          No Further Transfers                                             5
4.5          Compliance with Securities Laws                                  5
ARTICLE 5:   CERTAIN EFFECTS OF MERGER                                        6
5.1          Effect of Merger                                                 6
5.2          Further Assurances                                               6
ARTICLE 6:   POST-MERGER GOVERNANCE                                           6
6.1          Amendment to Baltic Articles of Incorporation and Bylaws         6
6.2          Amendment to LynkTel Articles of Incorporation and Bylaws        7
6.3          Directors, Officers and Employees                                7
6.4          Reverse Stock Split of Baltic Shares                             7
ARTICLE 7:   ADDITIONAL AGREEMENTS                                            8
7.1          LynkTel Bridge Financing                                         8
7.2          Baltic Private Placement                                         8
7.3          LynkTel Recapitalization and Debt Restructure                    8
7.4          Baltic Registration Statement                                    9
7.5          Notification of Certain Matters                                  9
7.6          Further Action                                                   9
7.7          Public Announcements                                             9
7.8          Cooperation in Securities Filings                                9
7.9          Additional Documents                                             9
ARTICLE 8:   COVENANTS AND CONDITIONS OF CLOSING                             10
8.1          Covenants Regarding the Closing                                 10
8.2          Conditions to Obligation of Baltic                              10
8.3          Conditions to Obligation of LynkTel                             13
8.4          Specific Items to be Delivered at the Closing                   15
ARTICLE 9:   REPRESENTATIONS AND WARRANTIES BY LYNKTEL                       17
9.1          Organization and Standing                                       17
9.2          Subsidiaries, etc.                                              17
9.3          Qualification                                                   17
9.4          Corporate Authority                                             17
9.5          Financial Statements                                            18
9.6          Financial Information                                           18
9.7          Capitalization of LynkTel                                       18
9.8          Taxes                                                           19
9.9          No Actions, Proceedings, etc.                                   19
9.10         Post Balance Sheet Changes                                      19
9.11         No Breaches                                                     20
9.12         Condition of LynkTel's Assets                                   20
9.13         Inventory                                                       20
9.14         Accounts Receivable                                             20
9.15         Corporate Acts and Proceedings                                  20
9.16         Registered Rights and Proprietary Information                   21
9.17         Changes in Suppliers and Customers                              22
9.18         No Liens or Encumbrances                                        22
9.19         Employee Benefits                                               22
9.20         Legal Proceedings and Compliance with Law                       22
9.21         Labor Matters                                                   23
9.22         Insurance                                                       23
9.23         Environmental                                                   24
9.24         Disclosure of Information                                       24
9.25         Representation and Warranties                                   24
ARTICLE 10:  COVENANTS OF LYNKTEL                                            25
10.1         Preservation of Business                                        25
10.2         Ordinary Course                                                 25
10.3         Negative Covenants                                              25
10.4         Additional Covenants                                            26
10.5         Access to Books and Records, Premises, etc.                     27
10.6         Compensation                                                    27
10.7         No Solicitation                                                 27
ARTICLE 11:  REPRESENTATIONS AND WARRANTIES OF BALTIC                        28
11.1         Organization and Standing                                       28
11.2         Subsidiaries, etc.                                              28
11.3         Qualification                                                   28
11.4         Corporate Authority                                             28
11.5         Financial Statements                                            29
11.6         Financial Information                                           29
11.7         Capitalization of Baltic                                        29
11.8         No Actions, Proceedings, etc.                                   30
11.9         Post Balance Sheet Changes                                      30
11.10         No Breaches                                                    31
11.11         Corporate Acts and Proceedings                                 31
11.12         Legal Proceedings and Compliance with Law                      31
11.13    Representation and Warranties                                       31
ARTICLE 12:  COVENANTS OF BALTIC                                             32
12.1         Preservation of Business                                        32
12.2         Ordinary Course                                                 32
12.3         Negative Covenants                                              32
12.4         Additional Covenants                                            33
12.5         Access to Books and Records, Premises, etc.                     34
12.6         Delivery of Additional Filings                                  34
ARTICLE 13:  TERMINATION                                                     34
13.1         Termination                                                     34
13.2         Effect of Termination                                           35
13.3         LynkTel Termination Fee                                         35
ARTICLE 14:  INDEMNIFICATION AND REMEDIES FOR BREACH                         36
14.1         Indemnification by Baltic                                       36
14.2         Indemnification by LynkTel                                      36
14.3          Additional Notice                                              37
14.4          Determination of Damages and Related Matters                   37
14.5          Remedies for Breach                                            38
ARTICLE 15:  NONDISCLOSURE OF CONFIDENTIAL INFORMATION                       38
15.1          Nondisclosure of Confidential Information                      38
15.2          No Publicity                                                   39
ARTICLE 16:  EXPENSES                                                        39
ARTICLE 17:  MISCELLANEOUS                                                   40
17.1         Attorney's Fees                                                 40
17.2         Survival and Incorporation of Representations                   40
17.3         Incorporation by Reference                                      40
17.4         Parties in Interest                                             40
17.5         Amendments and Waivers                                          40
17.6         Waiver                                                          40
17.7         Governing Law - Construction                                    41
17.8         Representations and Warranties                                  41
17.9         Notices                                                         41
17.10        Fax/Counterparts                                                42
17.11        Captions                                                        42
17.12        Severability                                                    42
17.13        Good Faith Cooperation and Additional Documents                 42
17.14        Specific Performance                                            42
17.15        Assignment                                                      42
17.16        Time                                                            43


AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of November 6, 2001 by and among BALTIC INTERNATIONAL USA, INC., a Texas corporation ("Baltic"), B-L MERGER SUB, INC., a Texas corporation and wholly owned subsidiary of Baltic ("Sub"), and LYNKTEL, INC., a Texas corporation ("LynkTel").

WITNESETH:

     WHEREAS, the Boards of Directors of Baltic and LynkTel deem it advisable and in the best interests of each corporation and its respective shareholders that Baltic and LynkTel engage in a business combination through a merger in order to advance the long-term business interests of Baltic and LynkTel; and

     WHEREAS, the combination of Baltic and LynkTel shall be effected under the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into LynkTel, LynkTel will become a wholly owned subsidiary of Baltic and the shareholders of LynkTel will become shareholders of Baltic;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1:  GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1  Affiliate.  "Affiliate" of any Person shall mean any Person
Controlling, controlled by or under common Control with such Person.

1.2 Best Knowledge. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the directors, officers, partners, trustees, administrators, executors, managers, employees, consultants and agents of the Person.

1.3 Control. "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

1.4 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.5 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

1.6 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

1.7 Legal Requirements. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

1.8 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

1.9 Exhibit. Unless otherwise stated herein, the term "Exhibit" when used in this Agreement shall refer to the Exhibits to this Agreement. The Exhibits to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Exhibits to this Agreement, or both.

1.10 Section. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.

1.11 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

1.12 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

ARTICLE 2:  THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Texas Business Corporation Act ("TBCA"), Sub shall be merged with and into LynkTel. Thereupon, the separate existence of Sub shall cease, and LynkTel shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "LynkTel Communications, Inc."

2.2 Closing and Closing Date. Subject to the terms and conditions set forth herein, the consummation of the transactions referenced above (the "Closing") shall take place five (5) business days following the satisfaction or waiver of all conditions precedent to the obligations of the parties hereunder, or such other date as the parties shall mutually agree, at the offices of Jackson Walker L.L.P., 1100 Louisiana, Suite 4200, Houston, Texas 77002, or at such other time, date and place as Baltic and LynkTel shall designate (the "Closing Date").

2.3 Effective Time of the Merger. As soon as practicable following fulfillment or waiver of the conditions specified herein, LynkTel and Baltic shall file Articles of Merger with the Secretary of State of Texas as provided in the TBCA and make other filings or recordings required under the TBCA. The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of State of Texas. The date and time of the completion of such filings is herein sometimes referred to as the "Effective Time".

ARTICLE 3:  APPROVALS

3.1 Baltic Board of Director Approvals. Subject to the provisions hereof, the Board of Directors of Baltic shall, by written unanimous consent approve the transactions contemplated by this Agreement in its capacity as the sole shareholder of Sub; provided, however, that such approval shall be subject to their satisfaction that the issuance of the common stock of Baltic, par value $0.01 per share (the "Baltic Stock") to the LynkTel shareholders shall be and is exempt from the registration requirements of the Securities Act, is undertaken without violation of the anti-fraud provisions of the Securities Act and has been consummated in conformity with all other applicable Legal Requirements.

3.2 Baltic Shareholder Approval. As promptly as practicable following the execution of this Agreement, Baltic shall prepare and file with the Securities and Exchange Commission (the "Commission") a preliminary form of proxy statement and other proxy materials related thereto ("Proxy Statement") for use in connection with a special meeting of the shareholders of Baltic to be scheduled and held to obtain shareholder approval of the Merger and the other transactions provided for herein. Baltic and LynkTel agree to use all reasonable efforts, after consulting with the other party, to respond promptly to any comments made by the Commission with respect to the Proxy Statement; and each shall cause its respective representatives to fully cooperate with the other party and its respective representatives in the preparation of the Proxy Statement and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and stockholders as the party may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement shall have been cleared by the Commission, Baltic shall cause such Proxy Statement to be mailed to its shareholders. Thereafter, LynkTel shall notify Baltic as promptly as practicable upon becoming aware of any event or circumstance that should be described in an amendment to or supplement to the Proxy Statement.

3.3 Baltic Shareholders Meeting. Baltic shall call and hold a shareholders meeting as promptly as practicable for the purpose of voting upon the approval of the Merger. Baltic shall use reasonable effort to solicit from its shareholders proxies in favor of the approval of the Merger and, subject to applicable fiduciary duties of the Board of Directors, as determined in the good faith by the Board of Directors after consultation with and based upon the advice of legal counsel, shall take all other action necessary or advisable to secure the vote and consent of the shareholders required by the TBCA and the NASD Stock Market Rules of Governance.

3.4 LynkTel Approvals. As promptly as practicable after the date hereof, LynkTel shall take all action necessary or appropriate under the TBCA, and the Articles of Incorporation and Bylaws of LynkTel, to convene a meeting of its shareholders as promptly as practicable for the purpose of considering and voting upon appropriate resolutions approving the transactions contemplated by this Agreement.

3.5 Dissenter Rights. At all times, and as applicable, LynkTel shall comply with applicable Legal Requirements including, without limitation, the payment of cash for dissenting shares related to the Merger.

ARTICLE 4:  CONVERSION OR CANCELLATION OF SHARES

4.1 Conversion or Cancellation of Shares. At the Effective Time, the issued and outstanding shares of common stock of LynkTel, no par value per share (the "LynkTel Common Stock") and the issued and outstanding shares of preferred stock of LynkTel, no par value per share (the "LynkTel Preferred Stock") (the LynkTel Common and Preferred Stock may collectively be referred to as the "LynkTel Stock") shall, by virtue of the Merger, be cancelled and converted into shares of the capital stock of Baltic, as follows:

     (a) Subject to compliance with Sections 5 and 17(a) of the Securities Act, the shares of LynkTel Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time, excluding any such shares held in the treasury of LynkTel, shall be converted into the right to receive a number of shares of the Baltic Stock. Such right may be exercised by the surrender of the certificates representing such shares of LynkTel Common and Preferred Stock in accordance with Section 4.2 hereof. The number of shares of Baltic Stock issued upon surrender shall be calculated as 3.25 shares of Baltic Stock in exchange for each share of LynkTel Common Stock.

     (b) Each share of Baltic Stock, issued under paragraph (a) above shall be Restricted Stock pursuant to Rule 144 promulgated under the Securities Act.

     (c) Each share of LynkTel Common Stock, if any, held in LynkTel's treasury immediately prior to the Effective Time shall be canceled and retired and no payment shall be made in respect thereof.

4.2  Stock Options.

     (a) At the Effective Time, the obligation, if any, to issue shares under each outstanding option to purchase LynkTel Stock shall be deemed assumed by Baltic and each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such stock option prior to the Effective Time, the whole number (disregarding any fractional shares) of Baltic Stock as the holder of such stock option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to the exercise price of the stock option; provided, however, that the exercisability or other vesting of the assumed stock options and the underlying stock shall continue to be determined by reference to the stock option agreements executed between the holder thereof and LynkTel.

     (b) As soon as practicable after the Effective Time, Baltic shall deliver to each holder of an outstanding stock option an appropriate notice setting forth such holder's rights pursuant thereto and such stock option shall continue in effect on the same terms and conditions.

4.3 Surrender and Payment. Promptly after the Effective Time, each holder of a certificate representing an issued and outstanding share of LynkTel Stock shall be entitled upon surrender of such certificate along with a fully executed letter of transmittal, in such form as Baltic may reasonably specify, to Baltic, to receive the Baltic stock as set forth in Section 4.1 above. Until so surrendered, each certificate which immediately prior to the Effective Time represented an issued and outstanding share of LynkTel Stock shall, upon and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive Baltic Stock as set forth in
Section 4.1. If any exchange for shares of LynkTel Stock is to be made in a name other than that in which the certificate therefor surrendered for exchange is registered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay to Baltic any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Baltic that such tax has been paid or is not payable.

4.4 No Further Transfers. On and after the Effective Time, no transfer of the shares of LynkTel Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of LynkTel.

4.5 Compliance with Securities Laws. The Merger provided for in this Agreement shall be undertaken in reliance upon an exemption from the registration requirements contained in Section 5 of the Securities Act set forth in Section 4(2) and Rule 506 of Regulation D thereunder. Baltic shall take such actions as may be necessary or advisable in order to consummate the Merger in conformity with applicable laws, including, without limitation, federal and state securities laws; and LynkTel, together with its directors and officers, agrees to take such actions as may be necessary or advisable upon the reasonable request of Baltic to consummate the Merger in conformity with such Legal Requirements.

ARTICLE 5:  CERTAIN EFFECTS OF MERGER

5.1 Effect of Merger. On and after the Effective Time, the separate existence of Sub shall cease and Sub shall be merged with and into LynkTel, which as the Surviving Corporation shall, consistently with its Articles of Incorporation succeed to, and without other transfer, possess all the rights, privileges, immunities, powers and franchises of public as well as private nature, and be subject to all restrictions, disabilities and duties of Sub; and all rights, privileges, immunities, powers and franchises of Sub, and all property, real, personal and mixed, causes of action and every other asset of, and all debts due to Sub on whatever account as well as stock subscriptions and all other things in action or belonging to Sub shall vest in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Sub, and the title to any real estate vested by deed or otherwise in Sub, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of Sub shall be preserved unimpaired, and all debts, liabilities and duties of Sub shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against Sub may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

5.2 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider any further deeds, assignments or assurances in law or any other action necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Sub agrees that it and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and take all other action necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE 6:  POST-MERGER GOVERNANCE

6.1 Amendment to Baltic Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Baltic as in effect immediately prior to the Effective Time, shall be amended to provide for the following:

     (a) At the Effective Time, the name of Baltic shall be changed to "LynkTel, Inc." or some other name approved by the Baltic Board of Directors with the consent of the Baltic shareholders.

     (b) The authorized capital stock of Baltic shall be increased to consist of (i) 100 million shares of common stock, $0.01 par value per share and (ii) 500,000 shares of preferred stock, $10.00 par value per share. The Bylaws of Baltic as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of Baltic at the Effective Time.

6.2 Amendment to LynkTel Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of LynkTel as in effect immediately prior to the Effective Time shall be amended to provide for at the Effective Time, the name of LynkTel shall be changed to "LynkTel
Communications, Inc." or some other name approved by the LynkTel Board of Directors with the consent of the LynkTel shareholders.

6.3  Directors, Officers and Employees.

     (a) Directors of Baltic. On Closing, the current members of the Board of Directors of Baltic (to be renamed LynkTel, Inc. as provided for in Section 6.1(a) above) shall, in accordance with the TBCA and the Articles of Incorporation and Bylaws of Baltic, cause the Board of Directors of Baltic to be reconstituted to consist of a total of five (5) persons. LynkTel shall have the right to designate three (3) persons and Baltic shall have the right to designate two (2) persons. The current members of the Baltic Board of Directors shall resign their respective board memberships.

     (b)  Executive Officers of Baltic.  Immediately after the
Effective Time, the newly constituted Board of Directors of Baltic shall elect persons to serve as Executive Officers of Baltic. Any persons serving as Executive Officers of Baltic immediately prior to the Effective Time who will not continue in such capacity immediately after the Effective Time shall tender their resignations in accordance with applicable Legal Requirements.

     (c) Directors of LynkTel. Immediately after the Effective Time, the Board of Directors of LynkTel (to be renamed LynkTel Communications, Inc. as provided for in Section 6.2 above) shall be reconstituted to consist of one
     (1) or more persons as shall be appointed by a majority vote of the newly constituted Board of Directors of Baltic.

     (d)  Executive Officers of LynkTel.  Immediately after the
Effective Time, any person serving as an executive officer of LynkTel immediately prior to the Effective Time who will not continue in such capacity immediately after the Effective Time shall tender his resignation in accordance with applicable legal requirements. The executive officers of LynkTel immediately after the Effective Time shall be persons duly appointed by the newly constituted directors of LynkTel.

     (e)  Managers, Directors and Executive Officers of Advanced
Reclamation Company, L.L.C. ("ARC"), LynkTel Global Holdings, Inc. ("LGH"), LynkTel Canada, Inc. ("LC") and LynkTel Florida, Inc. ("LF"). Immediately after the Effective Time, the Board of Managers and executive officers of ARC and the Board of Directors and executive officers of LGH, LC and LF immediately prior to the Effective Time shall continue in their respective capacities until such time as they are replaced by the Board of Baltic or ARC, LGH, LC and/or LF is either sold, liquidated or distributed to the shareholders of Baltic immediately prior to the Effective Time as provided for in Section 7.5 below.

6.4 Reverse Stock Split of the Baltic Stock. Immediately after the Effective Time, Baltic shall effect a reverse split of the Baltic Stock using a ratio to be agreed upon by LynkTel and Baltic and approved by the Baltic shareholders.

ARTICLE 7:  ADDITIONAL AGREEMENTS

7.1 LynkTel Bridge Financing. LynkTel currently has a private placement offering of 3,000,000 shares of its common stock at a price of $1.00 per share (the "LynkTel Bridge"). As of the date of this Agreement, LynkTel has raised gross proceeds of $1,680,309 through the LynkTel Bridge. The LynkTel Bridge shall raise additional gross proceeds of up to $1,319,691 from the date of this Agreement through the Effective Time. Investors in the LynkTel Bridge, and their shares of equity securities, shall be included in the LynkTel Stock outstanding at the Effective Time for purposes of the conversion provisions of Section 4.1 of this Agreement. The LynkTel Bridge shall be undertaken without registration under the Securities Act in reliance upon an exemption from such registration requirements contained in Rule 506, Regulation D thereunder. LynkTel agrees to undertake the LynkTel Bridge in conformity with all applicable legal requirements including, without limitation, applicable federal and state securities laws. The completion of the LynkTel Bridge shall be a condition precedent to the obligations of the parties to consummate the Merger.

7.2 Baltic Private Placement. Baltic shall undertake a private offering of its equity securities exclusively to persons who qualify as "accredited investors" within the meaning of 501(a) of Regulation D under the Securities Act. The private offering shall be calculated to result in Baltic realizing net proceeds of the offering, after deducting expenses of the offering and placement agent fees, of an amount to be agreed upon by LynkTel and Baltic (the "Baltic Private Offering"). The Baltic Private Offering shall be undertaken for the purpose of providing working capital following the Effective Time. The Baltic Private Offering shall be undertaken without registration under the Securities Act in reliance upon an exemption from such registration requirements contained in Rule 506, Regulation D thereunder. Baltic agrees to undertake the Baltic Private Placement in conformity with all applicable legal requirements including, without limitation, applicable federal and state securities laws. The completion of raising at least $4,000,000 of the Baltic Private Placement shall be a condition precedent to the obligations of the parties to consummate the Merger.

7.3  LynkTel Recapitalization and Debt Restructure.  Prior to the
Effective Time of the Merger, LynkTel shall effect a recapitalization and debt restructure to include the following:

     (a) The convertible debt of LynkTel shall be restructured and modified upon terms and conditions satisfactory to LynkTel and Baltic.

     (b) All outstanding options and other securities exercisable to purchase or convertible into shares of LynkTel Common Stock shall be either surrendered for cancellation, converted into shares of LynkTel Common Stock or otherwise included in the options outstanding and to be assumed by Baltic pursuant to the provisions of Section 4.2 hereof.

     (c) All securities issued by LynkTel pursuant to the undertakings set forth in this Section shall be included in the LynkTel Stock outstanding immediately prior to the Effective Time for the purposes of
Section 4.1 and 4.2 hereof.

7.4 Baltic Registration Statement. As soon as practicable following the Effective Time of the Merger, Baltic shall prepare and file a registration statement with the Commission (the "Registration Statement"), registering for resale under the Securities Act shares of the Baltic Stock held by certain selling shareholders or which may be acquired by such selling shareholders pursuant to the exercise of outstanding options and warrants. Baltic agrees to take all action necessary or advisable to prepare and file such Registration Statement, and have same declared effective and to maintain the effectiveness of such Registration Statement.

7.5 Notification of Certain Matters. LynkTel shall give prompt notice to Baltic and Baltic shall give prompt notice to LynkTel of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate and (ii) any failure of Baltic or LynkTel, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and, provided further, that the failure to give such notice shall not be treated as a breach of covenant for the purposes of this Agreement unless the failure to give such notice results in material prejudice to the other party.

7.6 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

7.7 Public Announcements. LynkTel and Baltic shall consult with each other before issuing any press release or other public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law if it has used reasonable efforts to first consult with the other party.

7.8 Cooperation in Securities Filings. LynkTel shall provide such information regarding LynkTel, its business, its officers, directors and affiliates, as is reasonably required by Baltic for purposes of preparing any notices, reports and other filings with the Commission.

7.9 Additional Documents. The parties shall deliver or cause to be delivered such documents or certificates as may be necessary, in the reasonable opinion of counsel for either of the parties, to effectuate the transactions provided for in this Agreement. If at any time the parties or any of their respective successors or assigns shall determine that any further conveyance, assignment or other document or any further action is necessary desirable to further effectuate the transactions set forth herein or contemplated hereby, the parties and their officers, directors and agents shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

ARTICLE 8:  COVENANTS AND CONDITIONS OF CLOSING

8.1 Covenants Regarding the Closing. The parties hereto hereby covenant and agree that they shall (i) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to each other at the Closing the certificates, updated lists, opinion of counsel, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated by Articles 8, 9 and 11 (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any such additions or exceptions cause any of the conditions to the parties' obligations hereunder as set forth in Articles 8, 9 and 11 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of the parties to terminate this Agreement or refuse to consummate the transactions contemplated hereby.) All indemnifications, guarantees, covenants, agreements, representations and warranties made by the parties hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing regardless of any investigation at any time made by or on behalf of the parties.

8.2 Conditions to Obligation of Baltic. The obligation of Baltic to complete the Merger on the Closing Date on the terms set forth in this Agreement is, at the option of Baltic, subject to the satisfaction or written waiver by Baltic of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties made by LynkTel in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

     (b) Compliance with Covenants. All covenants that LynkTel is required to perform, satisfy or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

     (c) Corporate Approvals. Any action required to be taken by the Board of Directors or shareholders of Baltic and LynkTel to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which LynkTel is a party shall require the consent of any person to the Merger or any other transaction provided for herein, such consent shall have been obtained and Baltic shall have received reasonably satisfactory evidence thereof; provided, however, that LynkTel shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Baltic to the extent that such condition otherwise has an effect on Baltic. Baltic shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith judgment of Baltic is necessary or required with respect to the execution and delivery by LynkTel and the consummation by LynkTel of the transactions contemplated hereby.

     (e) Review and Due Diligence. Baltic, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of LynkTel, together with a satisfactory review of LynkTel's corporate status and LynkTel's property, all of which shall be satisfactory in form and substance to Baltic in its sole discretion.

     (f) No Litigation, Etc. No action, investigation, litigation or arbitration or proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened (i) to restrain or prohibit the transactions contemplated by this Agreement, or (ii) to claim that the consummation of any such transaction is illegal, or (iii) which, if determined adversely, would effect adversely Baltic or LynkTel following consummation of the transactions contemplated hereby and LynkTel shall have delivered to Baltic a certificate dated as of the Closing Date and executed by LynkTel, stating that to its Best Knowledge, no such items exist. No Governmental Authority or arbitral, mediation panel or tribunal of any kind shall have taken any other action as a result of which the management of Baltic, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

     (g) No Material Adverse Change. No material adverse change in the business, property or assets of LynkTel shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to LynkTel hereto has occurred, and LynkTel shall have delivered to Baltic a certificate dated as of the Closing Date to such effect.

     (h) Update of Contracts. LynkTel shall have delivered to Baltic an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments entered into since the date of this Agreement; and
(ii) all other agreements, contracts and commitments related to the businesses or the assets of LynkTel entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "LynkTel New Contracts"). Baltic shall have had the opportunity to review and approve the LynkTel New Contracts, and shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the LynkTel New Contracts.

     (i) No Adverse Information. The investigations with respect to LynkTel, the assets and the respective businesses performed by Baltic's respective professional advisors and other representatives shall not have revealed any information concerning LynkTel, its assets, liabilities or its business that has not been made known to Baltic, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

     (j) Ordinary Course of Business. During the period from the date of this Agreement until the Closing Date, LynkTel shall have carried on its business in the ordinary and usual course, and shall have delivered to Baltic a certificate to that effect.

     (k) Liens. LynkTel shall have delivered to Baltic a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens ("Liens") affecting any of its business or assets, except for liens acceptable to Baltic.

     (l) Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by Jackson Walker L.L.P., counsel to Baltic.

     (m) Other Documents. LynkTel shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Baltic or its attorneys may have reasonably requested.

     (n) Compliance with Securities Laws. Baltic shall have undertaken all actions necessary or advisable to consummate the Merger in conformity with all Governmental and Legal Requirements including, without limitation, applicable federal and state securities laws.

     (o)  Appraisal Rights and/or Dissenters' Rights.  At or prior to
Closing, no beneficial or record owner of any outstanding shares of LynkTel Common Stock shall have exercised or shall have given notice to Baltic or LynkTel of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of LynkTel Common Stock in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein.

     (p) Non-Disclosure. On or prior to Closing, all current directors, officers and other personnel of Baltic and all agents, advisors and consultants to Baltic with access to the Baltic Registered Rights and the Baltic Proprietary Information and/or the LynkTel Registered Rights and the LynkTel Proprietary Information, shall have executed and delivered to Baltic a confidential information agreement restricting such person's right to disclose any confidential or proprietary information of Baltic or of LynkTel.

     (q) Financial Advisory Fees. At or prior to Closing, all obligations or commitments of Baltic and LynkTel to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied upon terms satisfactory to the parties, and Baltic and LynkTel shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

     (r) LynkTel Recapitalization and Debt Restructure. The LynkTel recapitalization and debt restructure provided for in Section 7.4 above shall have been successfully completed upon terms and conditions satisfactory to Baltic.

     (s)  Compliance with Sections 5 and 17 of the Securities Act.
The Board of Directors of Baltic shall be satisfied that consummation of the Merger and the issuance of Baltic Stock to the LynkTel securityholders are in compliance with the provisions of Sections 5 and 17 of the Securities Act.

8.3 Conditions to Obligation of LynkTel. The obligations of LynkTel on the Closing Date under the terms set forth in this Agreement are, at the option of LynkTel, subject to the satisfaction or written waiver by LynkTel of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties made by Baltic in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

     (b) Compliance with Covenants. All covenants which Baltic are required to perform, satisfy or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

     (c) Corporate Approvals. Any action required to be taken by the Board of Directors or shareholders of Baltic and LynkTel to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Baltic is a party shall require the consent of any person to the exchange of the Baltic Stock or any other transaction provided for herein, such consent shall have been obtained and LynkTel shall have received reasonably satisfactory evidence thereof; provided, however, that Baltic shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by LynkTel to the extent that such condition otherwise has an effect on LynkTel or Baltic. LynkTel shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith judgment of LynkTel is necessary or required with respect to the execution and delivery by Baltic and the consummation by Baltic of the transactions contemplated hereby.

     (e) Review and Due Diligence. LynkTel, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of Baltic, its assets and liabilities, together with a satisfactory review of Baltic's corporate status and the marketability of title to Baltic's property, all of which shall be satisfactory in form and substance to LynkTel in its sole discretion.

     (f) No Litigation, Etc. No action, investigation, litigation or arbitration or proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened (i) to restrain or prohibit the transactions contemplated by this Agreement or (ii) to claim that the consummation of any such transaction is illegal or (iii) which, if determined adversely, would effect adversely Baltic or LynkTel following consummation of the transactions contemplated hereby and the parties shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, stating that to their Best Knowledge, no such items exist. No Governmental Authority or arbitral or mediation panel or tribunal of any kind shall have taken any other action as a result of which the management of LynkTel, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

     (g) No Material Adverse Change. No material adverse change in the business, property, assets or liabilities of Baltic or any of its subsidiaries shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to Baltic hereto has occurred, and Baltic shall have delivered to LynkTel a certificate dated as of the Closing Date to such effect.

     (h)  No Adverse Information.  The investigations with respect to
Baltic, the assets, liabilities and their respective businesses performed by LynkTel's respective professional advisors and other representatives shall not have revealed any information concerning Baltic, its assets, liabilities or business that has not been made known to LynkTel, in writing prior to the date of this Agreement and that, in the opinion of LynkTel and its advisors, materially and adversely affects the business, liabilities or assets of Baltic or the viability of the transactions contemplated by this Agreement.

     (i) Ordinary Course of Business. During the period from the date of this Agreement until the Closing Date, Baltic shall have undertaken no material business operations and shall have delivered to LynkTel a certificate to that effect.

     (j) Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved as to substance and form by counsel to LynkTel.

     (k) Other Documents. Baltic shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as LynkTel or its attorneys may have reasonably requested.

     (l) Compliance with Securities Laws. Baltic shall otherwise have undertaken all actions necessary or advisable to consummate the Private Offering in conformity with all Governmental Requirements, including, without limitation, applicable federal and state securities laws.

     (m) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (n) Financial Advisory Fees. At or prior to Closing, all obligations or commitments of Baltic and LynkTel to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied on terms satisfactory to the parties, and Baltic and LynkTel shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

     (o) Baltic Capitalization. On the Effective Time of the Merger, but excluding shares issued in the Baltic Private Offering, Baltic shall have no more than 9,975,760 shares of common stock issued and outstanding. In addition, Baltic shall have outstanding (i) 123,000 shares of its Convertible Redeemable Series A Preferred Stock, (ii) 14 shares of its Series B Convertible Redeemable Preferred Stock and (ii) warrants and options exercisable to purchase no more than an additional 4,276,631 shares of common stock. To the extent options and warrants are exercised prior to the Merger, the number of outstanding shares of common stock shall be increased and the number of outstanding options and warrants shall be decreased by the same amount.

     (p) LynkTel Recapitalization and Debt Restructure. The LynkTel recapitalization and debt restructure for in Section 7.4 above shall have been successfully completed upon terms and conditions satisfactory to LynkTel.

     (q)  Compliance with Sections 5 and 17 of the Securities Act.
The Board of Directors of LynkTel shall be satisfied that consummation of the Merger and the issuance of the Baltic Stock to the LynkTel securityholders are in compliance with the provisions of Sections 5 and 17 of the Securities Act.

8.4 Specific Items to be Delivered at the Closing. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

     (a)  To be delivered by LynkTel:

          (i) Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by LynkTel of the transactions contemplated by this Agreement.

          (ii)  A certificate of the Chief Executive Officer of
LynkTel stating that the representations and warranties of LynkTel set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

          (iii) A certificate dated the Closing Date, signed by the Chief Executive Officer of LynkTel, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of LynkTel to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

          (iv) Certificates dated the Closing Date, signed by the Secretary of LynkTel, (i) certifying resolutions duly adopted by the Board of Directors and shareholders of LynkTel, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of LynkTel who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of LynkTel; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

     (b)  To be delivered by shareholders of LynkTel:

          (i) Certificate or certificates representing 100% of the issued and outstanding equity securities of LynkTel, which stock certificates shall be endorsed in favor of Baltic.

          (ii) Fully executed letters of transmittal from all securityholders of record of LynkTel.

     (c)  To be delivered by Baltic:

          (i) Certificate or certificates representing the shares of Baltic Stock, as adjusted pursuant to Section 4.2(c) which stock certificates shall be issued in the names of each shareholder;

          (ii) Copy of corporate resolution authorizing the execution of this Agreement and the consummation by Baltic and Sub of the transactions contemplated by this Agreement, including, but not limited to, the issuance of Baltic Stock in the amounts and manner set forth in Section 4.1 above;

          (iii) A certificate dated the Closing Date, signed by the Chief Executive Officer of Baltic and Sub, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Baltic and Sub to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

          (iv) Certificates dated the Closing Date, signed by the Secretary of Baltic and Sub, (i) certifying resolutions duly adopted by the Board of Directors of Baltic and Sub, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Baltic and Sub who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of Baltic and Sub; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which Baltic and Sub are qualified to conduct business.

ARTICLE 9:  REPRESENTATIONS AND WARRANTIES BY LYNKTEL

     As a material inducement to Baltic to enter into this Agreement and with the understanding and expectation that Baltic will be relying thereon in consummating the Merger contemplated hereunder, LynkTel represents and warrants as follows:

9.1 Organization and Standing. LynkTel is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

9.2 Subsidiaries, etc. LynkTel has a direct or indirect ownership interest in the following entities:

                                                                  Total
Name                                    Type of entity       Ownership Interest
----                                    --------------       ------------------
                                                           (direct and indirect)
LynkTel Global Holdings, Inc.          Texas corporation           100%
LynkTel Advertising, L.P.          Texas limited partnership       100%
LynkTel Opportunities, Inc.            Texas corporation           100%
LynkTel Canada, Inc.                  Canada corporation           100%
LynkTel Florida, Inc.                 Florida corporation          100%

9.3 Qualification. LynkTel is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse affect on LynkTel.

9.4 Corporate Authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by LynkTel with any on the provisions hereof will:

     (a) Conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws;

     (b) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which LynkTel is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by LynkTel prior to the Closing Date or the obtaining of which shall have been waived by Baltic; or

     (c)  Violate any order, writ, injunction, decree or, to LynkTel's
Best Knowledge, any statute, rule or regulation applicable to LynkTel or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by LynkTel of this Agreement or the consummation by LynkTel of the transactions contemplated hereby.

9.5 Financial Statements. LynkTel has furnished Baltic with a true and complete copy of its unaudited financial statements containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and for the period from inception (February 11, 2000) to December 31, 2000 and as of and for the six months ended June 30, 2001 (the "LynkTel Financials"). Such financial statements, together with and subject to the disclosures and notes thereto: (i) are in accordance with the books and records of LynkTel; (ii) present fairly and accurately the financial condition of LynkTel as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and
(v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of LynkTel, and of the results of operations of LynkTel for the periods covered by such statements. As of the date hereof and as of the Closing Date, LynkTel does not have any liabilities or payables (absolute or contingent, known or unknown), except for liabilities or payables set forth in the LynkTel Financials or otherwise disclosed in writing to Baltic.

9.6 Financial Information. In connection with the investigations performed by and due diligence to be undertaken by Baltic of LynkTel, LynkTel has furnished and will furnish certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by Baltic and its agents necessary to undertake the complete the examinations. LynkTel and its shareholders jointly and severally represent and warrant that any and all such information furnished in connection with the conduct of such investigations shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operation of the business for the respective periods.

9.7 Capitalization of LynkTel. The authorized capital stock of LynkTel consists of 30,000,000 shares of the LynkTel Common Stock and 20,000,000 shares of the LynkTel Preferred Stock. As of the date of this Agreement, there are 16,885,409 shares of the LynkTel Common Stock issued and outstanding. All issued and outstanding shares of LynkTel Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, LynkTel has options outstanding to purchase 2,771,000 shares of LynkTel Common Stock and a convertible debt instrument with a principal balance of $507,500. In connection with LynkTel's purchase of the operation that is now LynkTel Florida, Inc., LynkTel has an agreement to issue up to 400,000 additional shares of the LynkTel Common Stock that may be paid contingent upon the earnings of LynkTel Florida, Inc. There are no other outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreement of any character or nature under which LynkTel is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding and shares issuable in accordance with the terms of this Agreement.

9.8  Taxes.  Except as set forth in Exhibit 9.8:

     (a) LynkTel has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports; and

     (b) LynkTel has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. LynkTel is not currently undergoing any audit conducted by any taxing authority and has received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by LynkTel.

9.9  No Actions, Proceedings, etc.  There is no action or proceeding
(whether or not purportedly on behalf of LynkTel) pending or to its knowledge threatened by or against LynkTel that might result in any material adverse change in the condition, financial or otherwise, of LynkTel's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency that does or may result in any material adverse change in LynkTel's assets or properties or in the financial condition or the business of LynkTel. LynkTel is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

9.10  Post Balance Sheet Changes.  Except as contemplated by this
Agreement, since June 30, 2001, LynkTel has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable;
(e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

9.11 No Breaches. LynkTel is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which LynkTel is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause LynkTel to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which LynkTel is, was or may be bound or to which any of LynkTel's assets are subject.

9.12 Condition of LynkTel's Assets. LynkTel's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the operation or values of such assets taken as a whole. No person other than LynkTel (including any officer or employee of LynkTel) has any proprietary interest in any know-how or other intangible assets used by LynkTel in the conduct of its business.

9.13 Inventory. All inventories reflected in the Financial Statements in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of LynkTel, without discounts other than normal trade discounts regularly offered by LynkTel, for prompt payment or quantity purchase.

9.14 Accounts Receivable. The accounts receivable of LynkTel represent valid and enforceable obligations due to LynkTel and, except to the extent of the reserve reflected in the latest financial statements, shall be collectible by LynkTel in the ordinary course of business. LynkTel has not received any notice of any material counterclaim or set-off with respect to such accounts receivable.

9.15 Corporate Acts and Proceedings. Subject to the approval of the LynkTel shareholders, this Agreement has been duly authorized by all necessary corporate action on behalf of LynkTel, has been duly executed and delivered by an authorized officer of LynkTel, and is a valid and binding Agreement on the part of LynkTel that is enforceable against LynkTel in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

9.16  Registered Rights and Proprietary Information.

     (a) LynkTel has patents, letters patent and patent applications, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to LynkTel with respect to the foregoing, both domestic and foreign, claimed by LynkTel or used or proposed to be used by LynkTel in the conduct of its business (collectively herein, "LynkTel Registered Rights").
Additionally, LynkTel has trade secrets, know-how, processes, formulas, discovery, development, research, design, technique, customer and supplier lists, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategies, inventions, and other matters required for, incident to, or related to the conduct of its business (hereafter collectively the "LynkTel Proprietary Information"). LynkTel is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any LynkTel Registered Right or LynkTel Proprietary Information with respect to the use thereof in the conduct of its business or otherwise.

     (b) To LynkTel's Best Knowledge, LynkTel owns and has the unrestricted right to use the LynkTel Registered Rights and LynkTel Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by LynkTel or relating to the conduct or proposed conduct of its business free and clear of any right, title, interest, equity or claim of others. As soon as practicable following the execution of this Agreement, and LynkTel agrees to take all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of LynkTel and others with access to or knowledge of the LynkTel Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the LynkTel Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of its business.

     (c) LynkTel has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any LynkTel Proprietary Information, including without limitation any LynkTel Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by it except for licensing the use of its products and use of the "LynkTel" name to LynkTel Atlantic, a third party located in Canada.
There are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of LynkTel in respect of any LynkTel Proprietary Information used in the conduct of its business.

     (d) LynkTel owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the LynkTel Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the LynkTel Registered Rights and the LynkTel Proprietary Information. To the Best Knowledge of LynkTel, the marketing, promotion, distribution or sale by LynkTel of any products or interests subject to the LynkTel Registered Rights or making use of LynkTel Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by LynkTel. To the knowledge of LynkTel after due inquiry no facts or circumstances exist that could result in the invalidation of any of the LynkTel Registered Rights.

9.17 Changes in Suppliers and Customers. LynkTel is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to LynkTel intends to cease selling such products to LynkTel nor is LynkTel aware of any fact which indicates that any major customer of LynkTel intends to terminate its business relations with LynkTel.

9.18 No Liens or Encumbrances. LynkTel has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except for such property and assets as may be leased by LynkTel.

9.19  Employee Benefits.  LynkTel has no employee benefit plans
(including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. LynkTel does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of ERISA. LynkTel has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither LynkTel nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of LynkTel. LynkTel is not a party to any collective bargaining or other union agreement. LynkTel has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had a material adverse effect on LynkTel, its business or assets. LynkTel has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of LynkTel used in connection with its business, and between the date of this Agreement and the Closing Date, LynkTel will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of LynkTel used in the conduct of its business, without the prior written consent of all parties hereto.

9.20 Legal Proceedings and Compliance with Law. LynkTel has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to LynkTel which might result in the aggregate in money damages payable by LynkTel in excess of insurance coverage or which might result in a permanent injunction against LynkTel. LynkTel has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of LynkTel, the violation of which might materially and adversely affect it. LynkTel is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of LynkTel.

9.21 Labor Matters. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of LynkTel or any of its agent or employees, threatened against LynkTel.

9.22 Insurance. LynkTel maintains in full force and effect insurance coverage on its assets and business that LynkTel deems adequate for the conduct of its business.

9.23 Environmental. LynkTel has never owned or operated any real property except for leased office space:

     (a) To the Best Knowledge of LynkTel, no real property (or the subsurface soil and the ground water thereunder) now or previously leased by LynkTel (the "Leased Premises") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

     (b) To the Best Knowledge of LynkTel, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Leased Premises, now or in the past;

     (c) LynkTel is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

     (d) LynkTel has not received any written notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

     (e) To the Best Knowledge of LynkTel, there have been no communications or agreements with any Governmental Authority or agency (federal, state, or local) or any private person or entity (including, without limitation, any prior owner of the Leased Premises and any present or former occupant or tenant of the Leased Premises) relating in any way to the presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance. LynkTel further agrees and covenants that LynkTel will not store or deposit on, otherwise release or bring onto or beneath, the Leased Premises any Hazardous Substance prior to the Closing Date; and

     (f) There is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to LynkTel's Best Knowledge, threatened, against LynkTel, and LynkTel knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to LynkTel's compliance with environmental laws, regulations, rules, guidelines and ordinances.

     For purposes of this Section, "Hazardous Substance" shall mean and include (i) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at 40 C.F.R. Part 302, (ii) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), (iii) hazardous wastes and hazardous substances as specified under any California state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and
(iv) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, the Leased Premises, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (a) fuel oil and natural gas for heating,
(b) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (c) materials routinely used in the day-to-day operations of an office, such as copier toner, (d) consumer products, (e) material reasonably necessary and customarily used in construction and repair of an office project, and (f) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

9.24 Disclosure of Information. LynkTel represents and warrants that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals. LynkTel represents and warrants that, to its Best Knowledge, (i) there exists no material information concerning LynkTel which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (ii) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

9.25 Representation and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 17.8(a) hereof regardless of any investigation at any time made by or on behalf of Baltic and shall not be deemed merged in any document or instruction so executed and/or delivered by LynkTel.

ARTICLE 10:  COVENANTS OF LYNKTEL

10.1 Preservation of Business. Until Closing, LynkTel shall use its best efforts to:

     (a) Preserve intact the present business organization of LynkTel;

     (b) Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

     (c) Preserve and protect the goodwill and advantageous relationships of LynkTel with its customers and all other persons having business dealings with LynkTel;

     (d) Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of LynkTel; and

     (e) Comply with all laws applicable to the conduct of its business

10.2 Ordinary Course. Until Closing, LynkTel shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, LynkTel shall not, with respect to LynkTel:

     (a) Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

     (b) Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business.

10.3 Negative Covenants. Until Closing, except as contemplated by this Agreement or disclosed in exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Baltic otherwise consents in writing, LynkTel will not (a) change or alter the physical contents or character of the tangible and intangible assets so as to materially affect the nature of LynkTel's business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any material transactions or series of transactions other than in the ordinary course of business.

10.4  Additional Covenants.

     (a) LynkTel will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of LynkTel or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if LynkTel shall have set aside on its books adequate reserves therefor; and provided, further, that LynkTel will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. LynkTel will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of LynkTel;

     (b) LynkTel will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and LynkTel will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

     (c) LynkTel will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion insurance in amounts customary for companies in similar businesses similarly situated; and LynkTel will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

     (d) LynkTel will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

     (e) LynkTel will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

     (f) LynkTel shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by LynkTel to be necessary to the conduct of its business;

     (g) LynkTel will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

     (h) LynkTel shall deliver to Baltic copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

10.5 Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing Date, LynkTel will grant Baltic and its authorized representatives reasonable access to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours and in a manner not to disrupt or interfere with LynkTel's business relationships for purposes of enabling Baltic to fully investigate the business of LynkTel. LynkTel will also deliver copies of its monthly statements of operations and financial condition for the period subsequent to its financial statements referred to in
Section 5.5 to Baltic within a reasonable time of such statements becoming available.

10.6 Compensation. Except as contemplated by this Agreement, LynkTel shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of LynkTel prior to the Closing Date, except for any extensions of said contracts or agreements on substantially the same terms and conditions as were previously in effect.

10.7  No Solicitation.

     (a) Except in connection with the transactions contemplated by this Agreement, LynkTel shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, LynkTel or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of LynkTel or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of LynkTel or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by LynkTel. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving LynkTel or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of LynkTel or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Except upon a material breach of this Agreement by Baltic or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of LynkTel nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Baltic, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Merger or
(ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

     (c) LynkTel promptly shall advise Baltic orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. LynkTel will keep Baltic fully informed of the status and details of any such takeover proposal or inquiry.

     (d) The provisions of this Section shall not be construed to prevent any investment banker, attorney or other advisor or representative of LynkTel to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

ARTICLE 11:  REPRESENTATIONS AND WARRANTIES OF BALTIC

     As a material inducement to LynkTel to enter into this Agreement and with the understanding and expectations that LynkTel will be relying thereon in consummating the Merger contemplated hereunder, Baltic hereby represents and warrants as follows:

11.1 Organization and Standing. Baltic is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

11.2 Subsidiaries, etc. Baltic has a direct or indirect ownership interest in the following entities:

                                                                  Total
Name                                    Type of entity       Ownership Interest
----                                    --------------       ------------------
                                                           (direct and indirect)
Advanced Reclamation
 Company, L.L.C.               Texas limited liability company     100%
Baltic World Holdings           British Virgin Islands company     100%
Baltic International Airlines  Latvian limited liability company    89%
American Distributing Company  Latvian limited liability company   100%
Baltic World Air Freight       Latvian limited liability company   100%
B-L Merger Sub, Inc.                  Texas corporation            100%

11.3 Qualification. Baltic is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse effect on Baltic.

11.4 Corporate Authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Baltic with any on the provisions hereof will:

     (a) Conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or similar documents of any of its subsidiaries;

     (b) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Baltic is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by Baltic prior to the Closing Date or the obtaining of which shall have been waived by LynkTel; or

     (c)  Violate any order, writ, injunction, decree or, to Baltic's
Best Knowledge, any statute, rule or regulation applicable to Baltic or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by Baltic of this Agreement or the consummation by Baltic of the transactions contemplated hereby, except for possible notice under plant closing laws.

11.5 Financial Statements. Baltic has furnished LynkTel with a true and complete copy of its audited financial statements containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and for the years ended December 31, 2000 and 1999 and its unaudited financial statements as of and for the six months ended June 30, 2001 (the "Baltic Financials"). Such financial statements, together with and subject to the disclosures and notes thereto:
(i) are in accordance with the books and records of Baltic; (ii) present fairly and accurately the financial condition of Baltic as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and (v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of Baltic, and of the results of operations of Baltic for the periods covered by such statements. As of the date hereof and as of the Closing Date, Baltic does not have any liabilities or payables (absolute or contingent, known or unknown), except for liabilities or payables set forth in the Baltic Financials or otherwise disclosed in writing to LynkTel.

11.6 Financial Information. In connection with the investigations performed by and due diligence to be undertaken by LynkTel of Baltic, Baltic has furnished and will furnish certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by LynkTel and its agents necessary to undertake the complete the examinations. Baltic represents and warrants that any and all such information furnished in connection with the conduct of such investigations shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operation of the business for the respective periods.

11.7 Capitalization of Baltic. The authorized capital stock of Baltic consists entirely of 40,000,000 shares of common stock having a par value of $0.01 per share, and 500,000 shares of preferred stock having a par value of $10.00 per share. As of the Effective Time, there will be no more than 9,975,760 shares of the Baltic Stock issued and outstanding, 123,000 shares of Convertible Redeemable Series A Preferred Stock issued and outstanding and 14 shares of Series B Convertible Redeemable Preferred Stock issued and outstanding. All outstanding shares of Baltic's capital stock have been validly issued, are fully paid and non-assessable, and are not subject to pre-emptive rights. The shares of the Baltic Stock to be issued on the Effective Time of the Merger in accordance with Sections 2.1 hereof have been duly approved by the Directors of Baltic and will, upon their issuance, have been validly issued and will be fully paid and non-assessable. As of the Effective Time, there will be no more than 10,756,128 shares of the Baltic Stock reserved for issuance pursuant to the exercise of issued and outstanding options, warrants, contracts, calls, commitments, convertible securities or other purchase rights. Except as described in Baltic's reports filed with the Commission under Section 13(a) of the Exchange Act, there are no equity securities of Baltic authorized, issued or outstanding, and there are no authorized, issued or outstanding subscriptions, options, warrants, contracts, calls, commitments or other purchase rights of any nature or character relating to any of Baltic's capital stock, equity securities, debt or other securities convertible into stock or equity securities of Baltic. As of the date of this Agreement, there are no outstanding contractual obligations of Baltic to repurchase, redeem or otherwise acquire any shares of capital stock of Baltic.

11.8  No Actions, Proceedings, etc.  There is no action or proceeding
(whether or not purportedly on behalf of Baltic) pending or to its knowledge threatened by or against Baltic, which might result in any material adverse change in the condition, financial or otherwise, of Baltic's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency that does nor may result in any material adverse change in Baltic's assets or properties or in the financial condition or the business of Baltic. Baltic is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

11.9  Post Balance Sheet Changes.  Except as contemplated by this
Agreement, since June 30, 2001, Baltic has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;
(c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

11.10 No Breaches. Baltic is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which Baltic is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause Baltic or any of its subsidiaries to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Baltic is, was or may be bound or to which any of Baltic's assets are subject.

11.11 Corporate Acts and Proceedings. Subject to the approval of the Baltic shareholders, this Agreement has been duly authorized by all necessary corporate action on behalf of Baltic, has been duly executed and delivered by authorized officers of Baltic, and is a valid and binding Agreement on the part of Baltic that is enforceable against Baltic in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. Subject to the approval of the Baltic shareholders, all corporate action necessary to issue and deliver to the LynkTel shareholders and employees the Baltic Stock and stock options will be taken by Baltic.

11.12 Legal Proceedings and Compliance with Law. Baltic has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to Baltic which might result in the aggregate in money damages payable by Baltic in excess of insurance coverage or which might result in a permanent injunction against Baltic. Baltic has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of Baltic, the violation of which might materially and adversely affect it. Baltic is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the businesses, operations, prospects, property, assets or condition, financial or otherwise, of Baltic.

11.13 Representations and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 15.5(a) hereof regardless of any investigation at any time made by or on behalf of LynkTel and shall not be deemed merged in any document or instruction so executed and/or delivered by Baltic.

ARTICLE 12:  COVENANTS OF BALTIC

12.1 Preservation of Business. Until Closing, Baltic shall use its best efforts to:

     (a)  Preserve intact its present business organization;

     (b) Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

     (c) Preserve and protect the goodwill and advantageous relationships with its customers and all other persons having business dealings with it;

     (d) Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights belonging to it; and

     (e) Comply with all laws applicable to the conduct of its business.

12.2 Ordinary Course. Until Closing, Baltic shall not, without the prior written consent of LynkTel:

     (a) Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of the property or assets of Baltic or any of its subsidiaries; and

     (b) Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment.

12.3 Negative Covenants. Until Closing, except as contemplated by this Agreement or as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until LynkTel otherwise consents in writing, Baltic and any of its subsidiaries will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of Baltic's business or materially and adversely change the total dollar valuation of such inventories from that reflected on the financial statements referred to in Section 11.5 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business;
(c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any transactions or series of transactions other than in the ordinary course of business.

12.4  Additional Covenants.

     (a) Baltic will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of Baltic or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Baltic shall have set aside on its books adequate reserves therefor; and provided, further, that Baltic will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. Baltic will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of Baltic;

     (b) Baltic will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and Baltic will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

     (c) Baltic will keep its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion insurance in amounts customary for companies in similar businesses similarly situated; and Baltic will maintain, with financially sound and reputable insurers, insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

     (d) Baltic will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

     (e) Baltic will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

     (f) Baltic shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by Baltic to be necessary to the conduct of its business;

     (g) Baltic will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

     (h) Baltic shall deliver to LynkTel copies of its statements of operation and financial condition and similar statements as and when prepared
     (if at all) in the ordinary course of its business.

12.5 Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing Date, Baltic will grant LynkTel and its authorized representatives reasonable access to its and its subsidiaries' books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours for purposes of enabling LynkTel to fully investigate the business of Baltic and its subsidiaries. Baltic will also deliver copies of the monthly statements of operations and financial condition for the period subsequent to the latest financial statements to LynkTel within a reasonable time of such statements becoming available.

12.6 Delivery of Additional Filings. Following the execution of this Agreement and until the Closing Date, Baltic shall provide LynkTel with copies of any and all reports, filings, notices or other information which Baltic may prepare and file with or receive from the Commission, NASD or any other regulatory authority, (and shall give LynkTel an opportunity to review and comment on any such filings) as well as copies of any pleadings, notices or other filings made in connection with any pending litigation, arbitration, investigation or proceeding in which Baltic or any of its subsidiaries is party or otherwise involved.

ARTICLE 13:  TERMINATION

13.1 Termination. This Agreement may be terminated and abandoned solely as follows:

     (a) At any time until the Closing Date by the mutual agreement of Baltic and LynkTel.

     (b) By any party hereto, if for any reason the parties have failed to close this Agreement on or before February 28, 2002, provided that the party requesting termination is not then in default thereunder.

     (c) By any party hereto, if the other party shall have breached any representation, warranty or covenant contained in this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof by the party seeking termination.

     (d) By any party hereto, in the event any of the conditions precedent, as set forth in this Agreement, to such terminating party's obligations under this Agreement are not fulfilled on or prior to the Effective Time; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

     In the event of any termination pursuant to this Section 13.1(b) or (c), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to all of the other parties hereto.

13.2 Effect of Termination. If the Merger is terminated and abandoned as provided for in this Article 13, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement except with respect to Section 13.3 below. No termination shall terminate or limit the rights of any such terminating party to enforce any remedy otherwise available for any breach hereof.

13.3 LynkTel Termination Fee. LynkTel agrees to pay Baltic a termination fee equal to $100,000 if LynkTel terminates its intent to merge with Baltic under one of the following circumstances:

     (a) LynkTel terminates this Agreement because LynkTel's Board of Directors has authorized LynkTel to enter into a written agreement for a superior proposal unless at the time of termination Baltic is in breach of any of its representations, warranties, covenants or obligations under this Agreement and such breach would otherwise permit LynkTel to terminate this Agreement for failure by Baltic to satisfy a condition of Closing relating to Baltic's representations, warranties or covenants.

     (b) LynkTel terminates this Agreement because LynkTel's shareholders have failed to approve and adopt this Agreement and the Merger, unless:

          (i) at the time of the vote, a material adverse effect with respect to Baltic has occurred;

          (ii) at the time of the vote, the Board of Directors of Baltic has changed its recommendation of the share issuance proposal;

          (iii) Baltic's shareholders have failed to approve the Merger; or

          (iv) at the time of termination, Baltic is in breach of any of its representations, warranties, covenants or obligations under this Agreement and such breach would otherwise permit LynkTel to terminate this Agreement for failure by Baltic to satisfy a closing condition relating to Baltic's representations, warranties or covenants.

     (c) Baltic terminates this Agreement because LynkTel's Board of Directors has changed its recommendation of this Agreement and the Merger by reason of a superior proposal, unless:

          (i) at the time of the change in recommendation, a material adverse effect with respect to Baltic has occurred;

          (ii) at the time of the change in recommendation, the Board of Directors of Baltic has changed its recommendation of the share issuance proposal;

          (iii) Baltic's shareholders have failed to approve the Merger at the Baltic special meeting of its shareholders; or

          (iv) at the time of termination, Baltic is in breach of any of its representations, warranties, covenants or obligations under this Agreement and such breach would otherwise permit LynkTel to terminate this Agreement for failure by Baltic to satisfy a closing condition relating to Baltic's representations, warranties or covenants.

ARTICLE 14:  INDEMNIFICATION AND REMEDIES FOR BREACH

14.1  Indemnification by Baltic.

     (a) Baltic shall defend, indemnify and hold LynkTel harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

          (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Baltic under this Agreement, or any misrepresentation or omission from any Exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of Baltic with applicable law.

          (ii) Any and all liabilities of Baltic of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from LynkTel's failure to perform or discharge, when due, LynkTel's future obligations; and

          (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

     (b) Promptly after the receipt by LynkTel of notice of any claim asserted by a third party that may give rise to Baltic's liability to LynkTel under this Section, LynkTel shall give to Baltic written notice of such claim, and Baltic shall be entitled to participate at its own expense in the defense of any such claim. LynkTel shall not pay, acknowledge, compromise or settle any such claim without the written consent of Baltic, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of Baltic from any liability.

14.2  Indemnification by LynkTel.

     (a) LynkTel shall defend, indemnify and hold Baltic harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

          (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of LynkTel under this Agreement, or any misrepresentation or omission from any Exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement.

          (ii) Any and all liabilities of LynkTel of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from Baltic's failure to perform or discharge, when due, Baltic's future obligations;

          (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

     (b) Promptly after the receipt by Baltic of notice of any claim asserted by a third party that may give rise to LynkTel's liability to Baltic under this Section, Baltic shall give to LynkTel written notice of such claim and LynkTel shall be entitled to participate at its own expense in the defense of any such claim. Baltic shall not pay, acknowledge, compromise or settle any such claim without the written consent of LynkTel, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of LynkTel from any liability.

14.3  Additional Notice.  Notwithstanding the provisions of Sections
14.1 or 14.2 above, promptly after the receipt by any party hereto of notice of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable. The provisions of this Section in addition to and not in lieu of the covenants of the parties contained in Sections 14.1 or
14.2 above.

14.4  Determination of Damages and Related Matters.

     (a) Upon the occurrence of any event which would give rise to a claim by Baltic against, or to a right of defense and indemnity against LynkTel pursuant to this Section, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which LynkTel may become obligated to Baltic hereunder, Baltic shall give notice to LynkTel of the occurrence of such event and shall identify Baltic's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of Baltic to give notice shall not affect the indemnification obligations of LynkTel hereunder. Baltic shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of Baltic's choice (who shall be reasonably acceptable to a representative of LynkTel). LynkTel shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of their choice.

     (b) As Baltic incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, Baltic shall forward to LynkTel notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to Baltic within ten (10) days of such notice.

     (c) Upon the occurrence of any event which would give rise to a claim by LynkTel against, or to a right of defense and indemnity against Baltic pursuant to this Section 14.4, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Baltic may become obligated to LynkTel hereunder, LynkTel shall give notice to Baltic of the occurrence of such event and shall identify their choice of counsel to represent such investigation, claim or proceedings, provided that the failure of either or both of them to give notice shall not affect the indemnification obligations of Baltic hereunder. LynkTel shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of their choice (who shall be reasonably acceptable to a representative of Baltic). Baltic shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

     (d) As LynkTel incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, LynkTel shall forward to Baltic notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and shall be required to pay all of the sums so due and owing to LynkTel by certified or bank cashier's check within ten (10) days of such notice.

14.5 Remedies for Breach. In the event of any breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching or defaulting party shall be liable pursuant to the provisions hereof. In the event of any material breach by any party of any provision under this Agreement, either party may file suit. Nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance.

ARTICLE 15:  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

15.1 Nondisclosure of Confidential Information. Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other party (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the parties. Information received by one party or its representatives shall not be deemed Confidential Information and afforded the protections of this Section if, on the Closing Date, such information has been
(i) developed by the receiving party independently of the disclosing party,
(ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or
(v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the party who agree to be bound by this confidentiality agreement. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the parties recognizes and agrees that violation of any of the agreements contained in this Section will cause irreparable damage or injury to the non-defaulting party, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the non-defaulting party shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the parties may have against each other. The provisions of this Section shall survive any termination of this Agreement.

15.2 No Publicity. Until the Closing or the termination of this Agreement in accordance with its terms, neither Baltic nor LynkTel shall, directly or indirectly, issue any press release, or make any public statement, concerning the transactions contemplated by this Agreement without the prior written consent of Baltic (in the case of such a release or statement by LynkTel) or of LynkTel (in the case of such a release or statement by Baltic). This Section shall not, however, preclude any party from making any disclosure required by applicable law, and in the event any party, or any officer, director, employee, agent or representative of a party, believes that any press release, public statement or other disclosure is so required, such party will notify and consult with the other parties with respect thereto as promptly as is practicable under the circumstances.

ARTICLE 16:  EXPENSES

     Each of the parties will pay all costs and expenses of its performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the parties, then the expenses of the non-defaulting party in connection with the transaction contemplated herein shall be paid by the defaulting party. In no event will any party to this Agreement be liable to any other party for incidental damages, lost profits, income tax consequences, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, or for punitive damages, resulting from the breach of any obligation under this Agreement. The provisions of this Section shall survive any termination hereof.

ARTICLE 17:  MISCELLANEOUS

17.1 Attorney's Fees. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

17.2 Survival and Incorporation of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

17.3 Incorporation by Reference. All Exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

17.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns and indemnitees. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

17.5 Amendments and Waivers. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

17.6 Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

17.7 Governing Law - Construction. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Texas. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

17.8 Representations and Warranties. The representations and warranties contained in Sections 9 and 11 of this Agreement shall survive the Closing Date and shall remain operative in full force and effect for the period of one (1) year regardless of any investigation at any time made by or on behalf of either Baltic or LynkTel and shall not be deemed merged in any document or instrument so executed or delivered by either Baltic or LynkTel.

17.9 Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (i) telefax or other similar electronic method, or
(ii) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (iii) delivering the same in person to such party.

     Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner herein above described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

     All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

     If Baltic, to:     BALTIC INTERNATIONAL USA, INC.
                        ATTN: Robert L. Knauss, Chief Executive Officer
                        5151 San Felipe, Suite 1661
                        Houston, Texas 77056
                        Fax: (713) 961-9298

     If LynkTel, to:    LYNKTEL, INC.
                        ATTN: James E. McCune, Jr., Chief Executive Officer
                        333 North Sam Houston Parkway East, Suite 870
                        Houston, Texas 77060
                        Fax: (281) 272-0010

     Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

17.10 Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

17.11 Captions. The caption and heading of various articles, sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

17.12 Severability. Wherever there is any conflict between any provision of this Agreement and any Governmental Requirement or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, article, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

17.13 Good Faith Cooperation and Additional Documents. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

17.14 Specific Performance. The obligations of the parties under Articles 2 and 3 are unique. If either party should default in its obligations under said Article, the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

17.15 Assignment. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void.

     For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in this Section. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

17.16 Time. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                            BALTIC INTERNATIONAL USA, INC.

                                            By:     /s/ Robert L. Knauss
                                            Name:   Robert L. Knauss
                                            Title:  Chief Executive Officer


                                            B-L MERGER SUB, INC.

                                            By:     /s/ Robert L. Knauss
                                            Name:   Robert L. Knauss
                                            Title:  Chief Executive Officer


                                            LYNKTEL, INC.

                                            By:     /s/ James E. McCune, Jr.
                                            Name:   James E. McCune, Jr.
                                            Title:  Chief Executive Officer